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                                                                     Exhibit 5.1


                               October 14, 2003


Crystal Decisions, Inc.
895 Emerson Street
Palo Alto, CA 94301

     RE: REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:


     We have examined the Amendment No. 1 to the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission ("SEC") on October 14, 2003 (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 1,772,762 shares of your common stock (the "Shares") issued or issuable under the Company's 1999 stock option plan, which the Company is offering to rescind. As your legal counsel, we have examined and relied upon the Registration Statement, the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 1999 stock option plan.


     It is our opinion that, if, as and when the Shares have been issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the 1999 stock option plan and pursuant to the agreements which accompany the 1999 stock option plan, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati